UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 20, 2013 (May 17, 2013)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York	10173
(Address of principal executive offices)	(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2013, Mr. Douglas W. Hammond was named Chief Executive Officer of National Financial Partners Corp. (the “Company”), effective as of May 17, 2013. Mr. Hammond will serve as President and Chief Executive Officer and will no longer act as Chief Operating Officer, also effective as of May 17, 2013.

Mr. Hammond, age 47, joined NFP in November 1999 and has served as NFP’s President since April 2012 and as Chief Operating Officer since April 2008. Mr. Hammond served as NFP’s Executive Vice President and General Counsel from January 2004 to June 2008 and as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to December 2002, Mr. Hammond served in various positions within NFP’s Office of the General Counsel. Prior to joining NFP, Mr. Hammond was an attorney with LeBoeuf, Lamb, Greene & MacRae LLP (“LeBoeuf”), where he specialized in corporate insurance and regulatory matters. Prior to joining LeBoeuf, Mr. Hammond served in various business and legal at Gulf Insurance Company, formerly a specialty lines insurance division of Travelers Insurance Company. Mr. Hammond serves on the Advisory Council of the Dolan School of Business of Fairfield University. Mr. Hammond is also the co-author of Reinsurance Law (2012; Rev. ed.), a legal treatise on current best practices in the reinsurance industry and their legal implications.

From time to time in the ordinary course of business, certain of the Company’s directors and executive officers and their immediate families, as well as the entities with which they are associated, have been, or in the future may be, clients of one or more of the Company’s subsidiaries. Such transactions have included or may include the purchase of annuity contracts or insurance policies through a Company subsidiary, the purchase or sale of securities through a Company-owned broker-dealer, and the investment of funds with a Company subsidiary operating in the investment advisory business. Any such products or services are provided on an arms’ length basis on substantially the same terms as those prevailing at the time for comparable products or services provided to unrelated third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: May 20, 2013

By:	/s/ Donna J. Blank
Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer